Exhibit 10

BIOSPHERE MEDICAL, INC.

AMENDMENT NO. 1 TO
2006 STOCK INCENTIVE PLAN

Pursuant to Section 6(e) of the 2006 Stock Incentive Plan (the “Plan”) of BioSphere Medical, Inc., a Delaware corporation (the “Company”), the Plan be, and hereby is, amended as set forth below.  Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan.

1.    Section 6(a) of the Plan is hereby deleted in its entirety and the following is substituted in its place:

“(a)  Initial Grant.  Upon commencement of service on the Board by any individual who is not then an employee of the Company or any subsidiary of the Company, the Company shall grant to such person a Nonstatutory Stock Option to purchase 15,000 shares of Common Stock (subject to adjustment under Section 10).”

2.    Section 6(c) of the Plan is hereby deleted in its entirety and the following is substituted in its place:

“(c)  Terms of Director Options.  Options granted under this Section 6 shall: (i) have an exercise price equal to the closing price (for the primary trading session) of the Common Stock on The Nasdaq Stock Market (“NASDAQ”) or the national securities exchange on which the Common Stock is then traded on the date of grant (and if the Common Stock is not then traded on NASDAQ or a national securities exchange, the Fair Market Value on the date the Option is granted), (ii) with respect to Options granted under Section 6(a), vest in five equal annual installments beginning on the first anniversary of the date of grant, (iii) with respect to Options granted under Section 6(b), vest in full on the date of grant, (iii) expire on the earlier of 10 years from the date of grant or three months following cessation of services on the Board, and (iv) contain such other terms and conditions as the Board shall determine.”

3.    This amendment shall be effective as of the date approved by the Board of Directors of the Company.

Approved by the Board of Directors on August 3, 2006